                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 13, 1996 (October 7, 1996 with respect to Note H[5]; October 18, 1996 with respect to the second paragraph of Note A; October 31, 1996 with respect to Notes E[2] and H[2]) on the financial statements of Cellular Telecom Corporation (d/b/a Intellicell Corp.) as at December 31, 1994 and December 31, 1995 and for each of the years in the three-year period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


Richard A. Eisner & Company, LLP

New York, New York
October 31, 1996